Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20120862663-46
Filing Date and Time 12/24/2012 10:11 AM
Entity Number E0301232006-1
Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Designation
Nevada Profit Corporation
Pursuant to NRS 78.1955

1. Name of the corporation:
JBI, INC

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock

See the attached Certificate of Designation setting forth the powers, designations, preferences and rights and qualifications, limitations and restrictions of the Series B Convertible Preferred Stock, par value $0.001 per share, of JBI, Inc., creating 2,000,000 shares of Series B Convertible Preferred Stock.

3. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION SETTING FORTH THE
POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
OF THE SERIES B CONVERTIBLE PREFERRED STOCK
OF
JBI, INC.

Pursuant to Section 78.1955
of the Revised Statutes of
the State of Nevada

JBI, Inc. (the “Company”), a corporation organized and existing under the Revised Statutes of the State of Nevada, does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (the “Board of Directors”) by its Articles of Organization (the “Articles”), and pursuant to the provisions of Section 78.1955 of the Revised Statutes of the State of Nevada, at a meeting of the Board of Directors held on December 19, 2012, the Board of Directors duly approved and adopted the following resolutions:

WHEREAS, the Board of Directors of the Company is authorized by its Articles to issue up to five million (5,000,000) shares of preferred stock in one or more series and, in connection with the creation of any series, to fix by the resolutions providing for the issuance of shares the powers, designations, preferences and rights of the series and the qualifications, limitations or restrictions thereof;

WHEREAS, it is the desire of the Board of Directors to designate one new series of preferred stock and to fix the powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, as provided herein;

NOW, THEREFORE, BE IT RESOLVED, that the Corporation does hereby designate two million (2,000,000) shares of the authorized but unissued preferred stock as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and does hereby fix the powers, preferences and rights and qualifications, limitations or restrictions of the Series B Preferred Stock to be as set forth on Annex A attached to this resolution (the “Designation”); and it is further

RESOLVED, that the executive officers of the Company are, and each hereby is, authorized and directed to file the Designation with the Secretary of State of the State of Nevada and to take such other actions as are necessary, appropriate, or advisable in connection therewith.

/s/ Kevin Rauber
Name: Kevin Rauber
Title: Chief Executive Officer and President

ATTEST:

/s/ Matthew Ingham
Name: Matthew Ingham
Title: Chief Financial Officer

ANNEX A

SERIES B CONVERTIBLE PREFERRED STOCK

The powers, designations, preferences and relative, participating, optional or other rights of the Series B Convertible Preferred Stock of JBI, Inc. (the “Company”) are as follows:

1.	DESIGNATION AND AMOUNT

(a)           There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Series B Convertible Preferred Stock.”  The number of shares constituting such series shall be two million (2,000,000) shares, par value $0.001 per share, and are referred to as the “Series B Preferred Stock.”

(b)           Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Nevada) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock; provided that any issuance of such shares as Series B Preferred Stock must be in compliance with the terms hereof.

2.	CERTAIN DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

“Affiliate” of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Automatic Conversion Date” means June 30, 2014.

“Board” or “Board of Directors” shall mean the Board of Directors of the Company as from time to time constituted.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.\

 “Certificate of Designation” means this Certificate of Designation setting forth the power, preferences and other rights and qualifications, limitations and restrictions of the Series B Preferred Stock.

 “Articles” means the Company’s Articles of Incorporation filed with the Office of the Secretary of State of the State of Nevada, as the same may be amended from time to time.

“Common Stock” means the shares of Common Stock, par value $0.001 per share, of the Company and any other class of common stock of the Company hereafter created and any securities of the Company into which such Common Stock may be reclassified, exchanged or converted.

“Conversion Date” has the meaning set forth in Section 6(b)(ii).

“Conversion Notice” has the meaning set forth in Section 6(b)(ii).

“Holder” means a holder in whose name a share of Series B Preferred Stock is registered.

“Issue Date” means, with respect to any share of Series B Preferred Stock, the initial date of issuance by the Company of such share of Series B Preferred Stock.

“Junior Securities” has the meaning set forth in Section 3.

“NRS” means the Revised Statutes of the State of Nevada.

            “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of such entity, subdivision or business).

“Preference Amount” has the meaning set forth in Section 5.

“Purchase Price” means $3.50 per share of Series B Preferred Stock.

“Series A Designation” means the Certificate of Designations, Preferences and Rights of the Series A Super Voting Preferred Stock of JBI, Inc. as filed with the Office of the Secretary of State of the State of Nevada on December 1, 2009, as amended.

“Series A Preferred Stock” means that series of 1,000,000 shares of preferred stock, par value $0.001 per share, of the Company designated as the “Series A Super Voting Preferred Stock” which was created pursuant to the Series A Designation.

“Series B Preferred Stock” has the meaning set forth in Section 1(a).

“Transfer” means, with respect to any shares of Capital Stock, any direct or indirect sale, assignment, pledge, offer or other transfer or disposal of any interest in such Capital Stock.

“Transfer Conversion Date” has the meaning set forth in Section 6(a)(iii).

“Transfer Notice” has the meaning set forth in Section 6(a)(i).

3.	RANKING

The Series B Preferred Stock shall, with respect to distributions upon the liquidation, winding-up and dissolution of the Company, rank senior to (i)  the Series A Preferred Stock, (ii) the Common Stock and (iii) each other class or series of Capital Stock created after the Issue Date by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank subordinate to the Series B Preferred Stock as to distributions upon the liquidation, winding-up and dissolution of the Company (the securities in clauses (i), (ii) and (iii) are collectively referred to as “Junior Securities”).  In all other respects, the Series B Preferred Stock shall rank pari passu with the Common Stock.

4.	DIVIDENDS

The Holders of the Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock; provided, however, in the event the Board of Directors declares and pays a dividend in respect of any Common Stock, then the Board of Directors shall declare and pay to the holders of the Series B Preferred Stock in an amount per share of Series B Preferred Stock equal to the number of shares of Common Stock into which the Series B Preferred Stock is convertible on the record date established by the Board of Directors or under applicable law for such dividend multiplied by the per share amount declared and paid in respect of each share of Common Stock.

5.	DISSOLUTION

In the event of the liquidation, dissolution or winding up of the Company, the Holders of the Series B Preferred Stock shall be entitled to receive out of assets of the Company available for distribution to stockholders of the Company, prior and in preference to any distribution to the holders of any Junior Securities, an amount per share of Series B Preferred Stock equal to the Purchase Price for such share of Series B Preferred Stock (the “Preference Amount”).

6.	TRANSFER AND CONVERSION

Shares of Series B Preferred Stock may be converted into shares of Common Stock, on the terms and conditions set forth in this Section 6.

(a)           Transfers.

(i)           The Holders of Series B Preferred Stock may not Transfer the shares of Series B Preferred Stock to any Person, other than to an Affiliate, unless the Holder making such Transfer has given the Company written notice of such Holder’s intent to Transfer five (5) calendar days (or such shorter period as the Company may determine in its sole discretion) prior to such Transfer (the “Transfer Notice”).  The Transfer Notice shall be substantially in the form attached hereto as Exhibit A. Any Transfer in violation of this Section 6(a), including, without limitation, the failure to submit a Transfer Notice within the specified time to the Company, shall be null and void.

(ii)            Upon the Transfer of the shares of the Series B Preferred Stock in accordance with Section 6(a)(i) above to any Person other than an Affiliate of a Holder, every share of Series B Preferred Stock so transferred shall automatically convert into seven fully paid and non-assessable shares of Common Stock (such number of shares subject to adjustment pursuant to Section 6(g) below).

(iii)           Shares of Series B Preferred Stock Transferred by any Holder to any Person, other than to an Affiliate of such Holder, shall be deemed converted without further action into shares of Common Stock immediately prior to the close of business on the day (the “Transfer Conversion Date”) immediately prior to the date of such Transfer.  Immediately prior to the close of business on the Transfer Conversion Date, the rights of the Holders of such shares of Series B Preferred Stock so transferred as a Holder shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time.

(b)           Optional Conversion by Holder.

(i)            At the option of the Holders, each share of Series B Preferred Stock held by the Holders shall convert into seven fully paid and non-assessable shares of Common Stock (such number of shares subject to adjustment pursuant to Section 6(g) below), at any time after the Issue Date relating to such shares of Series B Preferred Stock.

(ii)           The Holder of any shares of Series B Preferred Stock may exercise the conversion rights as to all, but not less than all, of such shares by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Series B Preferred Stock, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Company or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice (the “Conversion Notice”) stating that the Holder elects to convert all or a number of such shares represented by the certificate or certificates.  The Conversion Notice shall be substantially in the form attached hereto as Exhibit B. Such notice shall also state such Holder’s name or the names of the nominees in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued.  Conversion shall be deemed to have been effected on the date on which such delivery is made, and such date is referred to herein as the “Conversion Date.”  As promptly as practicable thereafter, the Company shall issue and deliver to such Holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Section 6(f).  The Holder shall be deemed to have become a stockholder of record on the applicable Conversion Date.  Upon conversion of only a portion of the number of shares of Series B Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to the Holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate representing the number of shares of Series B Preferred Stock not so converted.

(c)           Automatic Conversion.  On the Automatic Conversion Date, each share of Series B Preferred Stock shall automatically convert into seven shares of Common Stock (such number of shares subject to adjustment pursuant to Section 6(g) below).

(d)           Effect of Conversion.  Upon conversion of any shares of Series B Preferred Stock pursuant to this Section 6, such shares of Series B Preferred Stock shall not be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever and shall constitute only the right to receive such number of shares of Common Stock as may be issuable on an as-converted basis upon such conversion upon compliance with the requirements of this Section 6.

(e)           Notice of Automatic Conversion Date.  The Holders of converted shares of Series B Preferred Stock shall promptly deliver to the principal office of the Company, to the office of any transfer agent of the Company for the Series B Preferred Stock or to such other place as may be designated by the Company, the certificate or certificates for the shares that were converted.  As promptly as practicable thereafter, the Company shall issue and deliver to such Holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Section 6(f).  The Holder shall be deemed to have become a stockholder of record of Common Stock on the applicable Automatic Conversion Date.

(f)           Fractions of Shares.  No fractional shares of Common Stock shall be issued by the Company.  In lieu thereof, the Company shall pay in cash the fair market value of such fractional share as determined in good faith by the Board of Directors.  Such conversion shall be deemed to have been made as of the date of the Conversion Notice and such surrender of the Series B Preferred Stock to be converted, and the Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

(g)           Anti-Dilution Adjustment.  If the Company at any time (X) subdivides the outstanding Common Stock or (Y) issues a stock dividend on its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately increased by the same ratio as the subdivision or dividend.  If the Company at any time combines its outstanding Capital Stock, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination.  All such adjustments described herein shall be effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

(h)           Reorganization.  In case of any capital reorganization (other than in connection with a merger or other reorganization in which the Company is not the continuing or surviving entity) or any reclassification of the Common Stock, the Series B Preferred Stock shall thereafter be convertible into that number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series B Preferred Stock immediately prior to such reorganization or recapitalization would have been entitled upon such reorganization or reclassification.  In any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights, preferences and powers thereafter of the Holders of Series B Preferred Stock, such that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion.

(i)           Authorized Shares.  The Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series B Preferred Stock, the full number of shares of Common Stock deliverable from time to time upon the conversion of all shares of Series B Preferred Stock from time to time outstanding.  The Company shall from time to time (subject to obtaining necessary Board of Directors and stockholder approvals), in accordance with the laws of the State of Nevada, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series B Preferred Stock at the time outstanding.

7.	VOTING AND CORPORATE ACTIONS

(a)           Voting Rights and Powers.

(i)            The Holders of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could be converted on the record date for the vote or consent of stockholders or, if no record date is established, at the date such vote is taken or any consent of stockholders solicited, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock on an as-converted basis on all matters brought before the stockholders of the Company.

(ii)           The Holders of Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Company’s by-laws and applicable law and shall vote together with holders of the Common Stock as a single class upon any and all matters submitted to a vote of stockholders, except those matters required by law or this Certificate of Designation to be submitted to a class vote.

(b)           Approval of Certain Corporate Actions.  Without the prior approval of the Holders of at least a majority of the outstanding shares of Series B Preferred Stock, an amendment to the Articles or this Certificate of Designation may not:

(i)             amend this Certificate of Designation;

(ii)            alter or change the voting rights or powers of the Series B Preferred Stock or reduce the number of shares of Series B Preferred Stock whose Holders must approve any such amendment; or

(iii)            increase or decrease the number of authorized shares of the Company designated as Series B Preferred Stock;

(c)           Merger, Consolidation, or Sale of Assets.  If the Company (i) merges or consolidates with or into another corporation or limited liability company in which the Company is not the surviving entity and by which the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise or (ii) sells or transfers all or substantially all of the Company’s properties and assets to any other Person, then, a provision shall be made so that, upon the basis and the terms and in the manner provided in this Certificate of Designation, the Holders of Series B Preferred Stock shall be entitled to receive stock or other securities, cash or property which the Holders would have been entitled to receive upon such consummation if the Holders had converted the shares of Series B Preferred Stock for such shares of Common Stock immediately prior thereto.  If the per share consideration payable to the Holders in connection with any such event is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Board of Directors.

8.	AMENDMENT

Notwithstanding anything to the contrary in the NRS, neither this Certificate of Designation nor the Articles shall be amended, altered or repealed (by merger, consolidation or otherwise) in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect the Holders thereof adversely without the affirmative vote of the Holders of a majority of the outstanding shares of Series B Preferred Stock voting separately as a class.

9.	EXCLUSION OF OTHER RIGHTS

Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time in accordance with the terms hereof) and in the Articles.

10.	HEADINGS OF SECTIONS

The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

[Remainder of Page Left Intentionally Blank]

EXHIBIT A

NOTICE OF TRANSFER

The undersigned, being the registered record holder of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) of JBI, Inc. (the “Company”) hereby gives the Company notice of a transfer of [number] outstanding shares of Series B Preferred Stock on [date] to [name of transferee] pursuant to Section 6(a) of the Certificate of Designation of the Series B Preferred Stock.

Dated: __________, 2013 [five trading days prior to the date fixed for transfer]

________________________
Name

________________________
Address

________________________ Please print name and	________________________ (Signature)
address, including zip
code number

Denominations:________

Ex. A-1

EXHIBIT B

NOTICE TO EXERCISE CONVERSION RIGHT

The undersigned, being the registered record holder of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) of JBI, Inc. (the “Company”) irrevocably exercises the right to convert all of the undersigns outstanding shares of Series B Preferred Stock on ___________, 2013, into shares of Common Stock of the Company in accordance with the terms of the shares of Series B Preferred Stock and the Company’s Articles, as amended, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.

Dated: _______, 2013

Fill in for registration of shares of Common Stock if to be issued otherwise than to the registered holder:

________________________
Name

________________________
Address

________________________ Please print name and	________________________ (Signature)
address, including zip
code number

Ex. B-1